UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 21, 2012

VERTICAL HEALTH SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida	000-23201	59-3635262
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

7760 France Avenue South, 11th Floor

Minneapolis, Minnesota 55435

(Address of principal executive offices) (Zip Code)

(612) 568-4210

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

On February 21, 2012, Vertical Health Solutions, Inc. doing business as OnPoint Medical Diagnostics (the “Company”), issued senior convertible promissory notes (the “Notes”) to certain accredited investors (the “Lenders”) whereby the Company will borrow from the Lenders an aggregate of $324,000, which will be paid in monthly installments of $108,000 on each of February 21, 2012, March 21, 2012 and April 21, 2012.  The Notes will accrue interest at a rate of 8% per annum and such interest will be payable in quarterly installments beginning on April 1, 2012 until the Notes are repaid in full.  The Notes will mature on August 21, 2013; provided the Company may extend the maturity date at its option to a date no later than February 21, 2014.

The Notes may be converted at the option of the Lender into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a conversion price of $1.00, subject to adjustment as provided in the Notes.

In connection with the issuance of the Notes, the Company will also issue to the Lenders ten-year warrants (the “Warrants”) to purchase, in the aggregate, 486,000 shares of Common Stock.  The Warrants have an exercise price of $1.25 per share, subject to adjustment as provided in the Warrants.  In addition, in the event the Company elects to extend the maturity date, the Company will issue the Lenders warrants (the “Extension Warrants”) to purchase a number of shares of Common Stock equal to seventy five percent (75%) of the aggregate number of Warrant Shares issuable upon exercise of the Warrants.  The Extension Warrants shall be exercisable for a period of ten years from the related issuance date and shall have an exercise price of $1.25 per share.  Lastly, upon an event of default (as defined in the Notes), the Company will be required to issue the Lenders a warrant (the “Default Warrants”) to purchase 60,000 shares of Common Stock at the end of each 30 day period during which such event of default has occurred and is continuing; provided, however, in no event shall the aggregate number of shares issuable upon exercise of the Default Warrants exceed 720,000 shares of Common Stock.  The Default Warrants shall be exercisable for a period of ten years from the related issuance date and shall have an exercise price of $1.25 per share.

In connection with the issuance of the Notes, the Lenders requested that the Company subordinate certain debt owing to it (the “Subordinate Debt”) to the Notes. On February 21, 2012, the Company and the holders of the Subordinate Debt entered into a subordination agreement (the “Subordination Agreement”) pursuant to which the holders of the Subordinate Debt agreed to be subordinate, with the exception of certain permitted payments, to the Senior Debt for so long as the Company is indebted to the Lenders. Under the Subordination Agreement, the Company is permitted to make all scheduled payments interest on the Subordinate Debt so long as there is no event of default of the Notes.

The securities were issued pursuant to the exemption from registration afforded by Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.  The Company relied on the following facts in making such exemption available: (i) the offer and sale of these securities was made solely to accredited investors and therefore did not exceed the maximum purchaser limitation or violate the general solicitation rules; and (ii) all of the securities have the status of securities acquired in a transaction under Section 4(2) of the Securities Act and cannot be resold without registration or an exemption therefrom.

Complete copies of the form of Note, the form of Warrant and the Subordination Agreement are attached hereto. The foregoing descriptions of the transactions and any other documents or filings referenced herein are qualified in their entirety by reference to such exhibits, documents or filings.

Item 2.03              Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated in this Item 2.03 by reference.

Item 3.02              Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated in this Item 3.02 by reference.

Item 9.01              Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description
4.1	Form of Bridge Note, filed herewith
4.2	Form of Warrant, filed herewith
4.3	Subordination Agreement, filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vertical Health Solutions, Inc.

By:	/s/ WILLIAM CAVANAUGH
Name:	William Cavanaugh
Title:	President and Chief Executive Officer

Date:  February 27, 2012